Exhibit 99.1

FOR IMMEDIATE RELEASE

Syneos Health Reports Third Quarter 2019 Results
Highlights
•GAAP revenue of $1,177.0 million for the three months ended September 30, 2019, representing growth of 5.6% compared to the same period in 2018.
•Adjusted revenue of $1,178.6 million for the three months ended September 30, 2019, representing growth of 5.4%, or 6.3% on a constant currency basis, compared to the same period in 2018.
•Net new business awards of $5,172.0 million for the trailing twelve months (TTM) ended September 30, 2019, representing a TTM book-to-bill ratio of 1.12x.
▪Clinical Solutions segment net new business awards of $3,911.9 million for the TTM period ended September 30, 2019, representing a TTM book-to-bill ratio of 1.17x.
▪Commercial Solutions segment net new business awards of $1,260.1 million for the TTM period ended September 30, 2019, representing a TTM book-to-bill ratio of 1.00x.
•GAAP diluted earnings per share of $0.56 for the three months ended September 30, 2019.
•Adjusted diluted earnings per share of $0.87 for the three months ended September 30, 2019.
•Repaid $114.8 million of term loan debt and repurchased $7.0 million of common stock during the three months ended September 30, 2019.
•Updating full-year 2019 guidance: adjusted revenue of $4,630.0 million to $4,690.0 million, adjusted EBITDA of $635.0 million to $655.0 million, and adjusted diluted earnings per share of $3.17 to $3.27.
MORRISVILLE, N.C. -- October 31, 2019 -- Syneos Health (Nasdaq:SYNH), a leading biopharmaceutical solutions organization combining a Contract Research Organization and a Contract Commercial Organization, today reported financial results for the three and nine months ended September 30, 2019.
“Our third quarter results reflect continued year-over-year growth in both segments and strong interest from customers of all sizes in our ability to design and implement integrated solutions,” said Alistair Macdonald, Chief Executive Officer, Syneos Health. “We are excited to see the market momentum associated with our unique Syneos One product development model validated by another significant preferred provider relationship award. We believe we are well positioned to drive growth throughout the remainder of 2019 and beyond with a healthy RFP flow and pipeline, and look forward to continuing to help our customers accelerate the delivery of therapies worldwide."

Third Quarter 2019 Results
Please refer to the "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures" included in this press release and accompanying tables for important disclosures about non-GAAP measures and a reconciliation of these measures to the nearest GAAP measures.
For the three months ended September 30, 2019, GAAP revenue increased 5.6% to $1,177.0 million and adjusted revenue increased 5.4% to $1,178.6 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 6.3%. This increase was driven by revenue growth in both Commercial Solutions and Clinical Solutions, as discussed below.
For the three months ended September 30, 2019, Clinical Solutions GAAP revenue increased 5.9% to $867.4 million, and adjusted revenue increased 5.7% to $869.0 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 6.7%. This increase was primarily due to net new business awards and a favorable revenue mix, partially offset by slower growth in reimbursable expenses and the impact of fluctuations in foreign currency exchange rates.
For the three months ended September 30, 2019, Commercial Solutions GAAP and adjusted revenue increased 4.7% to $309.6 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 5.1%. This increase was primarily due to net new business awards and higher growth in reimbursable expenses, partially offset by an unfavorable revenue mix and the impact of fluctuations in foreign currency exchange rates.
GAAP net income for the three months ended September 30, 2019 was $58.9 million, resulting in diluted earnings per share of $0.56, compared to GAAP net loss of $10.4 million, or diluted loss per share of $0.10, for the three months ended September 30, 2018.
Adjusted net income for the three months ended September 30, 2019 was $91.3 million, resulting in adjusted diluted earnings per share of $0.87, representing growth of 16.0% from the same period in the prior year. The increases in adjusted net income and adjusted diluted earnings per share were primarily due to growth in adjusted EBITDA and the reduction of the Company's non-GAAP effective tax rate to 23.2%.
Adjusted EBITDA for the three months ended September 30, 2019 increased 5.9% to $167.9 million from the same period in the prior year, representing flat adjusted EBITDA margin year over year of 14.2%. This increase in adjusted EBITDA was driven primarily by overall revenue growth, favorable Clinical Solutions revenue mix, an increase in net realized synergies, and improved operating leverage. These benefits were partially offset by costs associated with the startup of large new customer relationships and an unfavorable Commercial Solutions revenue mix.
TTM net new business awards were $5,172.0 million for the period ended September 30, 2019, representing a TTM book-to-bill ratio of 1.12x. Clinical Solutions TTM net new business awards for the period ended September 30, 2019 were $3,911.9 million, representing a TTM book-to-bill ratio of 1.17x. Commercial Solutions TTM net new business awards for the period ended September 30, 2019 were $1,260.1 million, representing a TTM book-to-bill ratio of 1.00x. These net new business awards contributed to an ending backlog of $8,379.3 million as of September 30, 2019, comprised of an ending backlog of $7,781.8 million for Clinical Solutions and an ending backlog of $597.5 million for the Deployment Solutions offering within Commercial Solutions.
Year-to-Date 2019 Results
For the nine months ended September 30, 2019, GAAP revenue increased 6.7% to $3,462.9 million and adjusted revenue increased 6.5% to $3,467.6 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 7.7%. This increase was driven by revenue growth in both Commercial Solutions and Clinical Solutions, as discussed below.

For the nine months ended September 30, 2019, Clinical Solutions GAAP revenue increased 5.5% to $2,522.3 million and adjusted revenue increased 5.3% to $2,527.1 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 6.7%. This increase was primarily due to net new business awards, partially offset by the impact of fluctuations in foreign currency exchange rates.
For the nine months ended September 30, 2019, Commercial Solutions GAAP revenue increased 10.0% to $940.6 million and adjusted revenue increased 9.9% to $940.6 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 10.5%. This increase was primarily due to net new business awards, favorable revenue mix, and the Company’s acquisition of Kinapse in the third quarter of 2018, partially offset by lower growth in reimbursable expenses and the impact of fluctuations in foreign currency exchange rates.
GAAP net income for the nine months ended September 30, 2019 was $40.2 million, resulting in a diluted earnings per share of $0.38, compared to a net loss of $21.4 million, or a diluted loss per share of $0.21, for the nine months ended September 30, 2018.
Adjusted net income for the nine months ended September 30, 2019 was $230.7 million, resulting in adjusted diluted earnings per share of $2.20, representing growth of 14.6% from the same period in prior year. The increases in adjusted net income and adjusted diluted earnings per share were primarily due to growth in adjusted EBITDA and the reduction of the Company's non-GAAP effective tax rate to 24.0%.
Adjusted EBITDA for the nine months ended September 30, 2019 increased 7.6% to $456.6 million from the same period in the prior year, representing an increase in adjusted EBITDA margin from 13.0% to 13.2%. This increase in adjusted EBITDA and related margin was driven primarily by overall revenue growth, an increase in net realized synergies, and the impact of fluctuations in foreign currency exchange rates, partially offset by the startup of large new customer relationships.
Capital Management Update
During the three and nine months ended September 30, 2019, the Company repaid $114.8 million and $183.4 million of principal of its term loans, respectively, net of refinancing transactions. These repayments were partially offset by additional borrowings of $89.8 million and $105.6 million, respectively, under the Company's accounts receivable financing agreement, which bears a lower interest rate than the term loans.
During the three months ended September 30, 2019, the Company repurchased 141,100 shares of common stock for a total repurchase price of approximately $7.0 million. During the nine months ended September 30, 2019, the Company repurchased 1,322,900 shares of common stock for a total repurchase price of approximately $56.7 million. As of September 30, 2019, the Company had remaining repurchase authorization of approximately $118.3 million, which is available through the end of 2019.

Full Year 2019 Business Outlook
The Company's guidance takes into account a number of factors, including existing backlog, current sales pipeline, trends in cancellations and delays, and estimated synergies from the merger with inVentiv Health, net of reinvestments. Furthermore, the guidance presented below is based on current foreign currency exchange rates, current interest rates, and the Company's expected non-GAAP effective tax rate. The guidance is based upon the Company's estimated number of weighted average diluted shares outstanding, and does not take into account any share repurchases beyond the third quarter of 2019. The Company's updated full year 2019 guidance is outlined below:

	Guidance Issued as of August 6, 2019		Guidance Issued as of October 31, 2019
	Full Year 2019		Full Year 2019
	Low	High	Low	High
	(in millions, except per share data)		(in millions, except per share data)
Adjusted revenue (a)	$4,640	$4,750	$4,630	$4,690
Clinical Solutions adjusted revenue (b)	3,365	3,430	3,380	3,420
Commercial Solutions revenue	1,275	1,320	1,250	1,270
Adjusted EBITDA	630	660	635	655
Adjusted diluted EPS	$3.08	$3.26	$3.17	$3.27
(a) Guidance for adjusted revenue includes an estimated foreign exchange headwind of approximately $42M for FY 2019, a decrease of $1M since our guidance issued on August 6, 2019 as well as the deferred revenue adjustment for Clinical Solutions described in footnote (b) below.
(b) Clinical Solutions adjusted revenue guidance includes an add-back of deferred revenue eliminated in purchase accounting of approximately $6.5 million for 2019.
The Company anticipates that its 2019 non-GAAP effective tax rate will be approximately 24.0%. Important disclosures in this earnings release about and reconciliations of historical and forward-looking non-GAAP measures, to the nearest corresponding GAAP measures are provided below under "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures.”
Webcast and Conference Call Details
Syneos Health will host a conference call at 8:00 a.m. ET on October 31, 2019, to discuss its third quarter 2019 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.syneoshealth.com. To participate via phone, please dial +1 877 930 8058 within the United States or +1 253 336 7551 outside the United States approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 6646644.
An archived replay of the conference call is expected to be available online at investor.syneoshealth.com after 1:00 p.m. ET on October 31, 2019. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 855 859 2056 within the United States or +1 404 537 3406 outside the United States. The audio replay ID is 6646644.
About Syneos Health
Syneos Health® (Nasdaq:SYNH) is the only fully integrated biopharmaceutical solutions organization. The Company, including a Contract Research Organization (CRO) and Contract Commercial Organization (CCO), is purpose-built to accelerate customer performance to address modern market realities. Created through the merger of two industry leading companies – INC Research and inVentiv Health – Syneos Health brings together approximately 24,000 clinical and commercial minds with the ability to support customers in more than 110 countries. The Company shares insights, uses the latest technologies, and applies advanced business practices to speed its customers’ delivery of important therapies to patients. To learn more about how Syneos Health is shortening the distance from lab to life® visit syneoshealth.com.

Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding creating a strong foundation for 2019 and beyond, anticipated financial results for the full year 2019, and plans for capital deployment. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: reliance on key personnel; principal investigators and patients; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; the Company's ability to adequately price its contracts and not overrun cost estimates; any adverse effects from the Company's customer or therapeutic area concentration; the Company's ability to maintain or generate new business awards; the Company's ability to increase its market share, grow its business, and execute its growth strategies; the Company's backlog not being indicative of future revenues and its ability to realize the anticipated future revenue reflected in its backlog; fluctuations in the Company's operating results and effective income tax rate; risks related to the Company's information systems and cybersecurity; changes and costs of compliance with regulations related to data privacy; risks related to the United Kingdom’s planned withdrawal from the European Union; risks related to the Company's transfer pricing policies; failure to perform services in accordance with contractual requirements, regulatory requirements and ethical considerations; risks relating to litigation and government investigations; risks associated with the Company's early phase clinical facilities; insurance risk; risks of liability resulting from harm to patients; success of investments in the Company's customers’ business or drugs; foreign currency exchange rate fluctuations; risks associated with the integration of the Company's business with the business of inVentiv Health and its operation of the combined business following the closing of the merger with inVentiv Health in 2017; risks related to the Company's income tax expense and tax reform; risks relating to the Company's intellectual property; risks associated with the Company's acquisition strategy; failure to realize the full value of goodwill and intangible assets; restructuring risk; potential violations of anti-corruption and anti-bribery laws; risks related to the Company's dependence on third parties; downgrades of the Company's credit ratings; competition in the biopharmaceutical services industry; changes in outsourcing trends; regulatory risks; trends in the Company's customers’ businesses; the Company's ability to keep pace with rapid technological change; risks related to the Company's indebtedness; fluctuations in the Company's financial results and stock price; and other risk factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other SEC filings, copies of which are available free of charge on the Company's website at investor.syneoshealth.com. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this press release contains certain non-GAAP financial measures, including adjusted revenue, segment adjusted revenue, adjusted net income (including adjusted diluted earnings per share), EBITDA, adjusted EBITDA, adjusted EBITDA margin, and non-GAAP effective tax rate. We also present adjusted revenue growth in constant currency. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period's foreign currency exchange rates measured against the comparative period's reported revenues.
A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts from the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company.
The Company defines adjusted revenue and segment adjusted revenue as GAAP revenue and segment revenue, respectively, adjusted to include revenue eliminated as a result of purchase accounting.
The Company defines adjusted net income (including adjusted diluted earnings per share) as net income (including diluted earnings per share) excluding acquisition-related deferred revenue adjustments; acquisition-related amortization; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; loss on extinguishment of debt; other income (expense), net; and the income tax effect of the above adjustments.
EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, further adjusted to exclude expenses and transactions that the Company believes are not representative of its core operations, namely: acquisition-related deferred revenue adjustments; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; other income (expense), net; and loss on extinguishment of debt. The Company presents EBITDA and adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.
Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results because they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted net income (including adjusted diluted earnings per share) and adjusted EBITDA are used by management and the Board to assess the performance of the Company's business.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact: Ronnie Speight Senior Vice President, Investor Relations Phone: +1 919 745 2745 Email: Investor.Relations@syneoshealth.com	Press/Media Contact: Danielle DeForge Executive Director, External Communications Phone: +1 781 425 2624 Email: danielle.deforge@syneoshealth.com

Syneos Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenue	$1,177,028	$1,114,918	$3,462,861	$3,244,644

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	913,674	872,214	2,718,005	2,560,502
Selling, general, and administrative expenses	109,864	96,943	333,860	296,420
Restructuring and other costs	13,456	19,349	39,751	41,647
Transaction and integration-related expenses	10,454	18,561	34,766	61,804
Depreciation	18,844	17,639	57,663	53,224
Amortization	41,293	50,395	124,423	150,333
Total operating expenses	1,107,585	1,075,101	3,308,468	3,163,930
Income from operations	69,443	39,817	154,393	80,714

Other income (expense), net:
Interest income	2,426	1,004	6,061	3,498
Interest expense	(32,607)	(33,097)	(101,500)	(97,727)
Loss on extinguishment of debt	—	(1,789)	(4,355)	(3,914)
Other income (expense), net	30,713	(4,346)	29,365	15,101
Total other income (expense), net	532	(38,228)	(70,429)	(83,042)
Income (loss) before provision for income taxes	69,975	1,589	83,964	(2,328)
Income tax expense	(11,055)	(11,983)	(43,756)	(19,058)
Net income (loss)	$58,920	$(10,394)	$40,208	$(21,386)

Earnings (loss) per share:
Basic	$0.57	$(0.10)	$0.39	$(0.21)
Diluted	$0.56	$(0.10)	$0.38	$(0.21)
Weighted average common shares outstanding:
Basic	103,594	103,012	103,553	103,453
Diluted	105,021	103,012	104,881	103,453

Syneos Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash, cash equivalents, and restricted cash	$129,204	$155,932
Accounts receivable and unbilled services, net	1,295,089	1,256,731
Prepaid expenses and other current assets	68,219	79,299
Total current assets	1,492,512	1,491,962
Property and equipment, net	201,122	183,486
Operating lease right-of-use assets	220,346	—
Goodwill	4,322,183	4,333,159
Intangible assets, net	1,004,576	1,133,612
Deferred income tax assets	5,502	9,317
Other long-term assets	131,072	103,373
Total assets	$7,377,313	$7,254,909
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$82,838	$98,624
Accrued expenses	587,895	563,527
Deferred revenue	703,916	777,141
Current portion of operating lease obligations	30,390	—
Current portion of finance lease obligations	17,945	13,806
Current portion of long-term debt	28,750	50,100
Total current liabilities	1,451,734	1,503,198
Long-term debt	2,680,111	2,737,019
Operating lease long-term obligations	222,199	—
Finance lease long-term obligations	36,676	26,759
Deferred income tax liabilities	33,500	25,120
Other long-term liabilities	85,577	106,669
Total liabilities	4,509,797	4,398,765

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000 shares authorized, 0 shares issued and outstanding at September 30, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value; 600,000 shares authorized, 103,793 and 103,372 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	1,038	1,034
Additional paid-in capital	3,425,826	3,402,638
Accumulated other comprehensive loss, net of tax	(127,035)	(88,195)
Accumulated deficit	(432,313)	(459,333)
Total shareholders' equity	2,867,516	2,856,144
Total liabilities and shareholders' equity	$7,377,313	$7,254,909

Syneos Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$40,208	$(21,386)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	182,086	203,557
Amortization of Senior Notes premium, net of capitalized loan fees and original issue discount
Share-based compensation	40,864	26,045
Provision for doubtful accounts	948	(3,453)
Provision for (benefit from) deferred income taxes	13,091	(721)
Foreign currency transaction adjustments	(6,090)	(14,927)
Fair value adjustment of contingent obligations	(571)	3,582
Loss on extinguishment of debt	4,355	3,914
Other non-cash items	1,177	3,169
Changes in operating assets and liabilities, net of effect of business combinations:
Accounts receivable, unbilled services, and deferred revenue	(110,083)	(48,802)
Accounts payable and accrued expenses	12,337	5,371
Other assets and liabilities	(20,389)	34,651
Net cash provided by operating activities	157,933	191,000
Cash flows from investing activities:
Payments associated with business combinations, net of cash acquired	—	(90,890)
Purchases of property and equipment	(50,645)	(42,963)
Investments in unconsolidated affiliates	(9,227)	—
Net cash used in investing activities	(59,872)	(133,853)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	183,195	—
Payments of debt financing costs	(2,593)	(3,062)
Repayments of long-term debt	(370,936)	(354,396)
Proceeds from accounts receivable financing agreement	128,000	183,600
Repayments of accounts receivable financing agreement	(22,400)	—
Payments of contingent consideration related to business combinations	(178)	—
Payments of finance leases	(9,429)	(12,664)
Payments for repurchase of common stock	(56,716)	(74,985)
Proceeds from exercise of stock options	39,675	18,042
Payments related to tax withholding for share-based compensation	(12,503)	(3,212)
Net cash used in financing activities	(123,885)	(246,677)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(904)	2,158
Net change in cash, cash equivalents, and restricted cash	(26,728)	(187,372)
Cash, cash equivalents, and restricted cash - beginning of period	155,932	321,976
Cash, cash equivalents, and restricted cash - end of period	$129,204	$134,604

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Adjusted revenue:
Revenue, as reported	$1,177,028	$1,114,918	$3,462,861	$3,244,644
Acquisition-related deferred revenue adjustment (a)	1,594	2,937	4,781	10,543
Adjusted revenue	$1,178,622	$1,117,855	$3,467,642	$3,255,187

Segment adjusted revenue:
Clinical Solutions revenue, as reported	$867,427	$819,203	$2,522,307	$2,389,955
Acquisition-related deferred revenue adjustment (a)	1,594	2,937	4,781	9,729
Clinical Solutions adjusted revenue	$869,021	$822,140	$2,527,088	$2,399,684

Commercial Solutions revenue, as reported	$309,601	$295,715	$940,554	$854,689
Acquisition-related deferred revenue adjustment (a)	—	—	—	814
Commercial Solutions adjusted revenue	$309,601	$295,715	$940,554	$855,503

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
EBITDA and adjusted EBITDA:
Net income (loss), as reported	$58,920	$(10,394)	$40,208	$(21,386)
Interest expense, net	30,181	32,093	95,439	94,229
Income tax expense	11,055	11,983	43,756	19,058
Depreciation	18,844	17,639	57,663	53,224
Amortization (g)	41,293	50,395	124,423	150,333
EBITDA	160,293	101,716	361,489	295,458
Acquisition-related deferred revenue adjustment (a)	1,594	2,937	4,781	10,543
Restructuring and other costs (b)	13,456	19,349	39,751	41,647
Transaction and integration-related expenses (c)	10,454	18,561	34,766	61,804
Share-based compensation (d)	12,803	9,791	40,864	25,954
Other income (expense), net (e)	(30,713)	4,346	(29,365)	(15,101)
Loss on extinguishment of debt (f)	—	1,789	4,355	3,914
Adjusted EBITDA	$167,887	$158,489	$456,641	$424,219
Adjusted EBITDA margin	14.2%	14.2%	13.2%	13.0%

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Adjusted net income:
Net income (loss) as reported	$58,920	$(10,394)	$40,208	$(21,386)
Acquisition-related deferred revenue adjustment (a)	1,594	2,937	4,781	10,543
Amortization (g)	41,293	50,395	124,423	150,333
Restructuring and other costs (b)	13,456	19,349	39,751	41,647
Transaction and integration-related expenses (c)	10,454	18,561	34,766	61,804
Share-based compensation (d)	12,803	9,791	40,864	25,954
Other income (expense), net (e)	(30,713)	4,346	(29,365)	(15,101)
Loss on extinguishment of debt (f)	—	1,789	4,355	3,914
Income tax adjustment to normalized rate (h)	(14,487)	(17,926)	(36,570)	(57,053)
Impact of base erosion and anti-abuse tax (i)	(2,061)	—	7,477	—
Adjusted net income	$91,259	$78,848	$230,690	$200,655

Diluted weighted average common shares outstanding:
Diluted weighted average common shares outstanding, as reported	105,021	103,012	104,881	103,453
Effect of certain securities considered anti-dilutive under GAAP (j)	—	1,621	—	1,208
Diluted weighted average common shares outstanding	105,021	104,633	104,881	104,661

Adjusted diluted earnings per share	$0.87	$0.75	$2.20	$1.92
a.Represents non-cash adjustments resulting from the revaluation of deferred revenue and the subsequent elimination of revenue in purchase accounting in connection with business combinations.
b.Restructuring and other costs consist primarily of: (i) severance costs associated with a reduction/optimization of the Company's workforce in line with the Company's expectations of future business operations, (ii) consulting costs incurred for the continued consolidation of legal entities and restructuring of the Company's contract management process to meet the requirements of accounting regulation changes, and (iii) termination costs in connection with abandonment and closure of redundant facilities and other lease-related charges.
c.Represents fees associated with corporate transactions and integration-related activities that primarily relate to the merger with inVentiv Health in 2017.
d.Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.
e.Represents other (income) expense comprised primarily of foreign currency exchange gains and losses.
f.Represents loss on extinguishment of debt associated with debt prepayments and refinancing activities.
g.Represents the amortization of intangible assets associated with acquired customer relationships, backlog, and trademarks.
h.Represents the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 23.2% for the three months ended September 30, 2019, 24.0% for the nine months ended September 30, 2019, and 27.5% for the three and nine months ended September 30, 2018. These rates have been adjusted to exclude tax impacts related to valuation allowances recorded against deferred tax assets.
i.Represents the net income tax effect recorded in the three and nine months ended September 30, 2019 as a result of the base erosion and anti-abuse tax.
j.Represents the weighted average number of equity-based awards issued under the Company's equity incentive plans calculated using the treasury stock method that were excluded from the number of shares used in computing GAAP diluted net loss per share due to reporting a net loss under GAAP for the period.

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP
Full Year 2019 Guidance
(in millions, except per share data)
(unaudited)

	Guidance issued as of August 6, 2019		Guidance issued as of October 31, 2019
	Full Year 2019		Full Year 2019
	Low	High	Low	High
EBITDA and Adjusted EBITDA:
GAAP net income	$70.5	$86.6	$100.8	$110.6
Adjustments (a):
Interest expense, net	122.0	127.0	120.0	124.0
Income tax expense	30.2	37.1	43.2	47.4
Depreciation	79.0	81.0	77.0	79.0
Amortization	166.0	166.0	166.0	166.0
EBITDA	467.7	497.7	507.0	527.0
Acquisition-related deferred revenue adjustment	6.5	6.5	6.5	6.5
Restructuring and other costs	39.0	39.0	46.0	46.0
Transaction and integration-related expenses	41.0	41.0	45.0	45.0
Share-based compensation	62.5	62.5	55.5	55.5
Other expense, net	8.9	8.9	(29.4)	(29.4)
Loss on extinguishment of debt	4.4	4.4	4.4	4.4
Adjusted EBITDA	$630.0	$660.0	$635.0	$655.0
(a)Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.

	Guidance issued as of August 6, 2019				Guidance issued as of October 31, 2019
	Full Year 2019				Full Year 2019
	Adjusted Net Income		Adjusted Diluted Earnings Per Share		Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High	Low	High	Low	High
Adjusted net income and adjusted diluted earnings per share:
GAAP net income and diluted earnings per share	$70.5	$86.6	$0.67	$0.82	$100.8	$110.6	$0.96	$1.05
Adjustments:
Acquisition-related deferred revenue adjustment (a)	6.5	6.5	0.06	0.06	6.5	6.5	0.06	0.06
Amortization (a)	166.0	166.0	1.58	1.58	166.0	166.0	1.58	1.58
Restructuring and other costs (a)	39.0	39.0	0.37	0.37	46.0	46.0	0.44	0.44
Transaction and integration-related expenses (a)	41.0	41.0	0.39	0.39	45.0	45.0	0.43	0.43
Share-based compensation (a)	62.5	62.5	0.60	0.60	55.5	55.5	0.53	0.53
Other expense, net (a)	8.9	8.9	0.08	0.08	(29.4)	(29.4)	(0.28)	(0.28)
Loss on extinguishment of debt (a)	4.4	4.4	0.04	0.04	4.4	4.4	0.04	0.04
Income tax effect of above adjustments (b)	(74.8)	(71.9)	(0.71)	(0.68)	(61.9)	(61.1)	(0.59)	(0.58)
Adjusted net income and adjusted diluted earnings per share	$324.0	$343.0	$3.08	$3.26	$332.9	$343.5	$3.17	$3.27
(a)Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.
(b)Income tax expense is calculated and the adjustments are tax-affected at an approximate effective rate of 24.0%, which represents the Company's estimated full year non-GAAP effective tax rate.